Exhibit 10.2

CORPORATE INTEGRITY AGREEMENT
BETWEEN THE
OFFICE OF INSPECTOR GENERAL
OF THE
DEPARTMENT OF HEALTH AND HUMAN SERVICES
AND
MAXIMUS, INC.

I.           PREAMBLE

Maximus, Inc., on behalf of the Maximus Consulting Segment, hereby enters into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements). Contemporaneously with this CIA, Maximus is entering into a Settlement Agreement with the United States.

II.           TERM AND SCOPE OF THE CIA

A.           The period of the compliance obligations assumed by Maximus under this CIA shall be five years from the effective date of this CIA, unless otherwise specified. The effective date shall be the date on which the final signatory of this CIA executes this CIA (Effective Date). Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”

B.           Sections VII, IX, X, and XI shall expire no later than 120 days after OIG’s receipt of: (1) Maximus’ final annual report; or (2) any additional materials submitted by Maximus pursuant to OIG’s request, whichever is later.

C.           The scope of this CIA shall be governed by the following definitions:

1. “Covered Persons” includes:

a.       all officers, directors, and employees of Maximus; and

b.       all contractors, subcontractors, agents, and other persons who perform work under a contract that relates to maximizing Federal health care program reimbursement and/or who perform claiming functions relating to Federal health care programs;

Notwithstanding the above, this term does not include part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to work more than 160 hours per year, except that any such individuals shall become “Covered Persons” at the point when they work more than 160 hours during the calendar year.

2. “Relevant Covered Persons” includes Covered Persons involved in work performed under a contract that related to maximizing Federal health care program reimbursement and/or in the preparation or submission of claims for reimbursement from any Federal health program care program.

III. CORPORATE INTEGRITY OBLIGATIONS

Maximus shall revise and enhance its existing Compliance Program such that it includes the following elements:

A. Compliance Officer and Committee.

1. Compliance Officer. Within 90 days after the Effective Date, Maximus shall appoint an individual to serve as its Compliance Officer and shall maintain a Compliance Officer for the term of the CIA. The Compliance Officer shall be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements. The Compliance Officer shall be a member of senior management of Maximus, shall make periodic (at least quarterly) reports regarding compliance matters directly to the Board of Directors of Maximus, and shall be authorized to report on such matters to the Board of Directors at any time. The Compliance Officer shall not be or be subordinate to the General Counsel or Chief Financial Officer. The Compliance Officer shall be responsible for monitoring the day-to-day compliance activities engaged in by Maximus as well as for any reporting obligations created under this CIA.

Maximus shall report to OIG, in writing, any changes in the identity or position description of the Compliance Officer, or any actions or changes that would affect the Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

2. Compliance Committee. Within 90 days after the Effective Date, Maximus shall appoint a Compliance Committee. The Compliance Committee shall, at a minimum, include the Compliance Officer and other members of senior management necessary to meet the requirements of this CIA (e.g., senior executives with relevant responsibilities such as quality assurance, contract management and oversight, audit, and operations). The Compliance Officer shall chair the Compliance Committee and the Committee shall support the Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of the organization’s risk areas and shall oversee monitoring of internal and external audits and investigations).

Maximus shall report to OIG, in writing, any changes in the composition of the Compliance Committee, or any actions or changes that would affect the Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

B. Written Standards.

1. Code of Conduct. Within 90 days after the Effective Date, Maximus shall develop, implement, and distribute a written Code of Conduct to all Relevant Covered Persons. The Code will be distributed to all other Covered Persons within 150 days of the Effective Date. Maximus shall make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of all employees. The Code of Conduct shall, at a minimum, set forth:

a.
Maximus’ commitment to full compliance with all Federal health care program requirements, including its commitment to fulfill all of its contractual obligations and prepare and submit accurate claims in manner that is consistent with such requirements;

b.	Maximus’ commitment to adhere to professional and ethical standards of conduct for consultants;

c.
Maximus’ requirement that all of its Covered Persons shall be expected to comply with all Federal health care program requirements and with Maximus’ own Policies and Procedures as implemented pursuant to Section III.B (including the requirements of this CIA);

d.
the requirement that all of Maximus’ Covered Persons shall be expected to report to the Compliance Officer, or other appropriate individual designated by Maximus, suspected violations of any Federal health care program requirements or of Maximus’ own Policies and Procedures;

e.
the possible consequences to both Maximus and Covered Persons of failure to comply with Federal health care program requirements and with Maximus’ own Policies and Procedures and the failure to report such noncompliance; and

f.
the right of all individuals to use the Disclosure Program described in Section III.E, and Maximus’ commitment to nonretaliation and to maintain, as appropriate, confidentiality and anonymity with respect to such disclosures.

Within 90 days after the Effective Date, each Relevant Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by Maximus’ Code of Conduct. Within 150 days after the Effective Date, all other Covered Persons shall certify, in writing, that he or she has received, read, understood, and shall abide by Maximus’ Code of Conduct. New Covered Persons shall receive the Code of Conduct and shall complete the required certification within 90 days after becoming a Covered Person or within 150 days after the Effective Date, whichever is later. New Relevant Covered Persons shall receive the Code of Conduct and shall complete the required certification within 30 days after becoming a Relevant Covered Person or within 90 days after the Effective Date, whichever is later.

Maximus shall periodically review the Code of Conduct to determine if revisions are appropriate and shall make any necessary revisions based on such review. Any revised Code of Conduct shall be distributed within 30 days after any revisions are finalized. Each Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by the revised Code of Conduct within 30 days after the distribution of the revised Code of Conduct.

2. Policies and Procedures. Within 90 days after the Effective Date, Maximus shall implement written Policies and Procedures regarding the operation of Maximus’ compliance program and its compliance with Federal health care program requirements. At a minimum, the Policies and Procedures shall address:

a.	the subjects relating to the Code of Conduct identified in Section III.B.1;

b.	measures to ensure that Maximus employees document in writing all recommendations and steps taken to maximize Federal health care reimbursement;

c.	measures to ensure that quality assurance reviews are performed prior to submissions of recommendations for maximizing Federal health care program reimbursement;

d.	measures to ensure that all Covered Persons engaged in the preparation and/or submission of claims are trained on the requirements of the relevant state and Federal health care programs;

e.	measures to ensure that Maximus has adequate quality assurance oversight of any Covered Person engaged in the preparation and/or submission of claims to any Federal health care programs; and

f.	measures designed to meet the requirements of Section 6032 of the Deficit Reduction Act.

Within 90 days after the Effective Date, the relevant portions of the Policies and Procedures shall be distributed to all individuals whose job functions relate to those Policies and Procedures. Appropriate and knowledgeable staff shall be available to explain the Policies and Procedures.

At least annually (and more frequently, if appropriate), Maximus shall assess and update, as necessary, the Policies and Procedures. Within 30 days after the effective date of any revisions, the relevant portions of any such revised Policies and Procedures shall be distributed to all individuals whose job functions relate to those Policies and Procedures.

C. Training and Education.

1. General Training. Maximus shall provide at least two hours of General Training to each Relevant Covered Person within 90 days after the Effective Date. Maximus shall provide at least one hour of General Training to other Covered Person within 150 days of the Effective Date This training, at a minimum, shall explain Maximus’:

a.	CIA requirements; and

b.	Maximus’ Compliance Program (including the Code of Conduct and the Policies and Procedures as they pertain to general compliance issues).

New Covered Persons shall receive the General Training described above within 30 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later. After receiving the initial General Training described above, each Covered Person shall receive at least one hour of General Training in each subsequent Reporting Period.

2. Specific Training. Within 90 days after the Effective Date, each Relevant Covered Person shall receive at least four hours of Specific Training in addition to the General Training required above. Up to two hours of training with respect to quality assurance and contract oversight procedures conducted on or after January 1, 2007 through and including the CIA Effective date can count toward this training requirement. This Specific Training shall include a discussion of:

a.	Maximus’ policies and procedures about quality assurance;

b.	Maximus’ consulting contract oversight requirements;

c.	Maximus’ commitment to adhere to professional and ethical standards of conduct for consultants;

d.	the Federal health care program requirements regarding the accurate coding and submission of claims;

e.	policies, procedures, and other requirements applicable to the documentation requirements;

f.	the personal obligation of each individual involved in the claims submission process to ensure that such claims are accurate;

g.	applicable reimbursement statutes, regulations, and program requirements and directives;

h.	the legal sanctions for violations of the Federal health care program requirements; and

i.	examples of proper and improper claims submission practices.

New Relevant Covered Persons shall receive this training within 60 days after the beginning of their employment or becoming Relevant Covered Persons, or within 90 days after the Effective Date, whichever is later. A Maximus employee who has completed the Specific Training shall review a new Relevant Covered Person’s work, to the extent that the work relates to the delivery of patient care items or services and/or the preparation or submission of claims for reimbursement from any Federal health care program, until such time as the new Relevant Covered Person completes his or her Specific Training.

After receiving the initial Specific Training described in this Section, each Relevant Covered Person shall receive at least 3 hours of Specific Training in each subsequent Reporting Period.

3.           Certification. Each individual who is required to attend training shall certify, in writing, or in electronic form, if applicable, that he or she has received the required training. The certification shall specify the type of training received and the date received. The Compliance Officer (or designee) shall retain the certifications, along with all course materials. These shall be made available to OIG, upon request.

4.           Qualifications of Trainer. Persons providing the training shall be knowledgeable about the subject area.

5.           Update of Training. Maximus shall review the training annually, and, where appropriate, update the training to reflect changes in Federal health care program requirements, any issues discovered during internal audits or the Consulting Contract Review and any other relevant information.

6.           Computer-based Training. Maximus may provide the training required under this CIA through appropriate computer-based training approaches. If Maximus chooses to provide computer-based training, it shall make available appropriately qualified and knowledgeable staff or trainers to answer questions or provide additional information to the individuals receiving such training.

D. Review Procedures.

1.           General Description.

a.           OIG Office of Audit Services (OAS). The OIG Office of Audit Services (OAS) shall perform a Consultant Contract Review and Claims Review. Maximus will reimburse OAS at the applicable annual hourly reimbursement rate (e.g. for FY 2007 that rate is $100.41). Maximus will pay all OAS invoices within 30 days of the receipt of an invoice.

b.           Frequency of Claims Review. The Claims Review shall be performed annually and shall cover each of the Reporting Periods. The OAS shall perform all components of each annual Claims Review.

c.           Retention of Records. OAS and Maximus shall retain and make available to the Office of Counsel to the Inspector General (OCIG), upon request, all work papers, supporting documentation, correspondence, and draft reports related to the reviews.

2.           Consulting Con tract Review. The Consulting Contract Review shall include a Contract Compliance Review and a Claims Review.

a. Contract Compliance Review. Within 60 days of the end of the first Reporting Period, Maximus will provide OAS with a list of all consulting contracts or financial arrangements that relate in any way to Federal health care programs under which Maximus worked during the Reporting Period. For each contract or financial relationship, Maximus will identify: (1) the date of the contract or task order; (2) the parties to the contract or arrangement (“Client(s)”); (3) a brief description of the scope of work; (4) whether Maximus was paid on a contingency fee basis during the reporting period; (5) whether Maximus prepared and/or submitted claims for reimbursement under any Federal health care program under the contract; (6) the total amount of Maximus’ revenues based on the contract.

b. OAS shall select a sample of 10% (or a minimum of 5 and a maximum of 15) of the contracts that involve or relate to claiming under federal healthcare programs to review (“Sample Contracts”). OAS shall also ensure that no more than one Sample Contract involves or relates to audit preparation services.

c. For each of the Sample Contracts, OAS shall:

1.	Review terms of the contract (i.e. number of Federal revenue maximization initiatives included);
2.	Review the criteria for the Federal program(s) involved;
3.	Obtain the methodology used to determine the costs claimed; and
4.	Determine if the methodology is in accordance with Federal and State requirements.

3. Claims Review. OAS shall select minimum of 3 and a maximum 10 Sample Contracts on which to perform a Claims Review as follows:

a.	For each of the Sample Claim Contracts, OAS shall randomly select and review a sample of 50 claims submitted by Maximus;
b.	OAS shall determine whether the claims were correctly coded, submitted, and reimbursed based on review of supporting documentation.
c.	Systems Review. If Maximus’ Claims Review identifies an Error

Rate of 5% or greater, OAS shall also conduct a Systems Review. Specifically, for each claim in the Claims Review that resulted in an Overpayment, OAS shall perform a “walk through” of the system(s) and process(es), that generated the claim to identify any problems or weaknesses that may have resulted in the identified Overpayments. OAS shall provide its observations and recommendations on suggested improvements to the system(s) and the process(es) that generated the claim.

4.  Notification to Parties Affected by Results of Consulting Con tract Review. In accordance with Section III.H. 1, Maximus shall notify in writing within 30 days the Client and the appropriate representative of the relevant state and/or federal health care program affected by the results of the Consulting Contract Review. If the Client is affected by the results of the claims review, Maximus’ notification will include a quantification of the potential overpayment. Maximus shall make available to OIG all documentation that reflects Maximus compliance with this section. Nothing in this Agreement will affect any rights of any Client of Maximus to review and appeal with the affected federal health care program any potential overpayment identified by the OAS audit.

5.  Claims Review Report. OAS shall prepare a report based upon the Consulting Contract Review.

E. Disclosure Program.

Within 90 days after the Effective Date, Maximus shall establish a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with Maximus’ policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law. Maximus shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas).

The Disclosure Program shall emphasize a nonretribution, nonretaliation policy, and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. Upon receipt of a disclosure, the Compliance Officer (or designee) shall gather all relevant information from the disclosing individual. The Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, Maximus shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.

The Compliance Officer (or designee) shall maintain a disclosure log, which shall include a record and summary of each disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews. The disclosure log shall be made available to OIG upon request.

F. Ineligible Persons.

1.           Definitions. For purposes of this CIA:

a. an “Ineligible Person” shall include an individual or entity who:

i.           is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs; or

ii.           has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

b. “Exclusion Lists” include:

i.           the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); and

ii.           the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov).

c. “Screened Persons” include officers, directors, employees, contractors, and agents of Maximus.

2.           Screening Requirements. Maximus shall ensure that all Screened Persons are not Ineligible Persons, by implementing the following screening requirements.

a. Maximus shall screen all Screened Persons against the Exclusion Lists prior to engaging their services and, as part of the hiring or contracting process, shall require such Screened Persons to disclose whether they are Ineligible Persons.

b. Maximus shall screen all Screened Persons against the Exclusion Lists within 90 days after the Effective Date and on an annual basis thereafter.

c. Maximus shall implement a policy requiring all Screened Persons to disclose immediately any debarment, exclusion, suspension, or other event that makes that person an Ineligible Person.

d. Maximus will include in all future contacts a requirement that Contractors who perform functions for Maximus that relate to or affect claiming to federal healthcare programs screen personnel against the Exclusion Lists prior to allowing personnel to work on Maximus projects that relate to claiming under federal health care programs.

Nothing in this Section affects the responsibility of (or liability for) Maximus to refrain from billing Federal health care programs for items or services furnished, ordered, or prescribed by an Ineligible Person. Maximus understands that items or services furnished by excluded persons are not payable by Federal health care programs and that Maximus may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether Maximus meets the requirements of Section III.F.

3. Removal Requirement. If Maximus has actual notice that a Screened Person has become an Ineligible Person, Maximus shall remove such Screened Person from responsibility for, or involvement with, Maximus’ business operations related to the Federal health care programs and shall remove such Screened Person from any position for which the Screened Person’s compensation or the items or services furnished, ordered, or prescribed by the Screened Person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the Screened Person is reinstated into participation in the Federal health care programs.

4. Notification of Affected Parties of Ineligible Person: If Maximus has actual notice of that it has employed an Ineligible Person, Maximus will notify in writing within 30 days any person or entity who has submitted or will likely submit claims to any Federal health care program for work performed by the Ineligible Person on behalf of Maximus.

5. Pending Charges and Proposed Exclusions. If Maximus has actual notice that a Screened Person is charged with a criminal offense that falls within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)-(3), or is proposed for exclusion during the Screened Person’s employment or contract term, Maximus shall take all appropriate actions to ensure that the responsibilities of that Screened Person have not and shall not adversely affect the quality of care rendered to any beneficiary, patient, or resident, or the accuracy of any claims submitted to any Federal health care program.

G. Notification of Government Investigation or Legal Proceedings.

Within 30 days after discovery, Maximus shall notify OIG, in writing, of any ongoing investigation or legal proceeding known to Maximus conducted or brought by a governmental entity or its agents involving an allegation that Maximus has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. Maximus shall also provide written notice to OIG within 30 days after the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the investigation or proceedings, if any.

H. Reporting.

1. Notification of Affected Parties of Potential Problems with Consulting Con tract.

a. Definition of Potential Problems with Consulting Con tract. For purposes of this CIA, an “Potential Problems with Consulting Contract” shall mean information that would lead a reasonable person to believe that entities for whom Maximus has performed work under a consulting contract have, based on recommendations or work done by Maximus representatives, submitted claims that are not reimbursable under the applicable legal and regulatory provisions of a federal healthcare program.

b. Reporting of Potential Problems with Consulting Con tract. If, at any time, Maximus identifies or learns of any Potential Problem with a Consulting Contract, Maximus shall notify the Client and the appropriate representative of the relevant state and/or federal health care program of the potential problem and take remedial steps where possible within 60 days after identification (or such additional time as may be agreed to by the appropriate representative of the relevant federal health care program) to correct the problem In addition, within 60 days after identification, Maximus will undertake a review to determine any other contracts that are affected by the issue identified and notify the Client(s) and the appropriate representative of the relevant state and/or federal health care program of the issue.

2. Reportable Events.

a.  Definition of Reportable Event. For purposes of this CIA, a “Reportable Event” means anything that involves:

i. the Reporting of Potential Problems with Consulting Con tract that will likely result in a substantial financial impact;

ii. a matter that a reasonable person would consider a probable violation by Maximus of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized; or

iii. the filing of a bankruptcy petition by Maximus; A Reportable Event may be the result of an isolated event or a series of occurrences.

b.  Reporting of Reportable Events. If Maximus determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations including consultation with the Client) through any means that there is a Reportable Event, Maximus shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists. The report to OIG shall include the following information:

i. If the Reportable Event is Potential Problem with a Consulting Contract , the report to OIG shall be made at the same time as the notification to the affected party as required in Section III.H.1, and shall include the affected party’s name, address, and contact person to whom the Notification was sent;

ii. a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities implicated;

iii. a description of Maximus’ actions taken to correct the Reportable Event; and

iv. any further steps Maximus plans to take to address the Reportable Event and prevent it from recurring.

v.  If the Reportable Event involves the filing of a bankruptcy petition, the report to the OIG shall include documentation of the filing.

IV.           NEW BUSINESS UNITS OR LOCATIONS

In the event that, after the Effective Date, Maximus changes locations or sells, closes, purchases, or establishes a new business unit or location related to the furnishing of items or services that may be reimbursed by Federal health care programs, Maximus shall notify OIG of this fact as soon as possible, but no later than within 30 days after the date of change of location, sale, closure, purchase, or establishment. This notification shall include the address of the new business unit or location, phone number, fax number, each new business unit or location shall be subject to all the requirements of this CIA.

V.           IMPLEMENTATION AND ANNUAL REPORTS

A. Implementation Report. Within 120 days after the Effective Date, Maximus shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:

1.  the name, address, phone number, and position description of the Compliance Officer required by Section III.A, and a summary of other noncompliance job responsibilities the Compliance Officer may have;

2.  the names and positions of the members of the Compliance Committee required by Section III.A;

3.  a copy of Maximus’ Code of Conduct required by Section III.B.1;

4.  a copy of all Policies and Procedures required by Section III.B.2;

5.  the number of individuals required to complete the Code of Conduct certification required by Section III.B. 1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);

6.  the following information regarding each type of training required by Section III.C:

a.  a description of such training, including a summary of the topics covered, the length of sessions and a schedule of training sessions;

b.  the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.

7.  a description of the Disclosure Program required by Section III.E;

8.  a description of the process by which Maximus fulfills the requirements of Section III.F regarding Ineligible Persons;

9.  the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; the actions taken in response to the screening and removal obligations set forth in Section III.F; and the actions taken to notify the State or governmental entity for which the ineligible person performed work on behalf of Maximus;

10. a list of all of Maximus’ locations (including locations and mailing addresses); the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers;

11. a description of Maximus’ corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business; and

12. the certifications required by Section V.C.

B. Annual Reports. Maximus shall submit to OIG annually a report with respect to the status of, and findings regarding, Maximus’ compliance activities for each of the five Reporting Periods (Annual Report).

Each Annual Report shall include, at a minimum:

1.  any change in the identity, position description, or other noncompliance job responsibilities of the Compliance Officer and any change in the membership of the Compliance Committee described in Section III.A;

2.  a summary of any significant changes or amendments to the Policies and Procedures required by Section III.B and the reasons for such changes (e.g., change in contractor policy);

3.  the number of individuals required to complete the Code of Conduct certification required by Section III.B. 1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);

4.  the following information regarding each type of training required by Section III.C:

a.  a description of such training, including a summary of the topics covered, the length of sessions and a schedule of training sessions;

b.  the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.

5.  a complete copy of all reports prepared pursuant to Section III.D, along with a copy of the OAS’s engagement letter (if applicable);

6.  Maximus’ response and corrective action plan(s) related to any issues raised by the reports prepared pursuant to Section III.D;

7.  a summary of Reportable Events (as defined in Section III.H) identified during the Reporting Period and the status of any corrective and preventative action relating to all such Reportable Events;

8.  a report of the aggregate Notifications of Potential Problems with Consulting Contracts broken down into the following categories: State or governmental entity(s); description of cause for problem; and other states or governmental entity(s) with same or similar methodology.

9.  a summary of the disclosures in the disclosure log required by Section III.E that relate to Federal health care programs.

10. any changes to the process by which Maximus fulfills the requirements of Section III.F regarding Ineligible Persons;

11. the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; the actions taken by Maximus in response to the screening and removal obligations set forth in Section III.F; and the actions taken to notify all states or governmental entity(s) under whose contract the Ineligible Person performed work on behalf of Maximus;

12. a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.G. The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;

13. a description of all changes to the most recently provided list of Maximus’ locations (including addresses) as required by Section V.A.12; the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers;

14. the certifications required by Section V.C.

The first Annual Report shall be received by OIG no later than 60 days after the end of the first Reporting Period. Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.

C.  Certifications. The Implementation Report and Annual Reports shall include a certification by the Compliance Officer that:

1.  to the best of his or her knowledge, except as otherwise described in the applicable report, Maximus is in compliance with all of the requirements of this CIA;

2.  he or she has reviewed the Report and has made reasonable inquiry regarding its content and believes that the information in the Report is accurate and truthful; and

D.  Designation of Information. Maximus shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. Maximus shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.

VI. NOTIFICATIONS AND SUBMISSION OF REPORTS

Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:

OIG:
Administrative and Civil Remedies Branch
Office of Counsel to the Inspector General
Office of Inspector General
U.S. Department of Health and Human Services
Cohen Building, Room 5527
330 Independence Avenue, S.W.
Washington, DC 20201
Telephone: 202.619.2078
Facsimile: 202.205.0604

Maximus:
Adelaide Mayhew
MAXIMUS, Inc.
1356 Beverly Road
McLean, Virginia 22101
Fax (703) 251-8240

Unless otherwise specified, all notifications and reports required by this CIA may be made by certified mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. For purposes of this requirement, internal facsimile confirmation sheets do not constitute proof of receipt.

VII.          OIG INSPECTION, AUDIT, AND REVIEW RIGHTS

In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may examine or request copies of Maximus’ books, records, and other documents and supporting materials and/or conduct on-site reviews of any of Maximus’ locations for the purpose of verifying and evaluating: (a) Maximus’ compliance with the terms of this CIA; and (b) Maximus’ compliance with the requirements of the Federal health care programs in which it participates. The documentation described above shall be made available by Maximus to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of Maximus’ employees, contractors, or agents who consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. Maximus shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG’s request. Maximus’ employees may elect to be interviewed with or without a representative of Maximus present.

VIII.         DOCUMENT AND RECORD RETENTION

Maximus shall maintain for inspection all documents and records relating to work performed under a contract that relates to reimbursement from the Federal health care programs, or to compliance with this CIA, for 6 years (or longer if otherwise required by law) from the Effective Date.

IX.           DISCLOSURES

Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify Maximus prior to any release by OIG of information submitted by Maximus pursuant to its obligations under this CIA and identified upon submission by Maximus as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, Maximus shall have the rights set forth at 45 C.F.R. § 5.65(d).

X.           BREACH AND DEFAULT PROVISIONS

Maximus is expected to fully and timely comply with all of its CIA obligations.

A. Stipulated Penalties for Failure to Comply with Certain Obligations. As a contractual remedy, Maximus and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.

1. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Maximus fails to establish and implement any of the following obligations as described in Section III:

a.  a Compliance Officer;

b.  a Compliance Committee;

c.  a written Code of Conduct;

d.  written Policies and Procedures;

e.  the training of Covered Persons;

f.  a Disclosure Program;

g.  Ineligible Persons screening and removal requirements; and

h.  notification of Government investigations or legal proceedings.

2. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Maximus fails to pay an invoice of OAS within 30 days of the receipt from OAS as required in Section III.D.

3. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Maximus fails to submit the Implementation Report or any Annual Reports to OIG in accordance with the requirements of Section V by the deadlines for submission.

4. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Maximus fails to notify affected parties of a Potential Problem with Consulting Contract in accordance with requirements of Section III.H

5. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Maximus fails to submit the annual Consulting Contract Review in accordance with the requirements of Section III.D.

6. A Stipulated Penalty of $1,500 for each day Maximus fails to grant access as required in Section VII. (This Stipulated Penalty shall begin to accrue on the date Maximus fails to grant access.)

7. A Stipulated Penalty of $5,000 for each false certification submitted by or on behalf of Maximus as part of its Implementation Report, Annual Report, additional documentation to a report (as requested by the OIG), or otherwise required by this CIA.

8. A Stipulated Penalty of $1,000 for each day Maximus fails to comply fully and adequately with any obligation of this CIA. OIG shall provide notice to Maximus stating the specific grounds for its determination that Maximus has failed to comply fully and adequately with the CIA obligation(s) at issue and steps Maximus shall take to comply with the CIA. (This Stipulated Penalty shall begin to accrue 10 days after Maximus receives this notice from OIG of the failure to comply.) A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1-6 of this Section.

B. Timely Written Requests for Extensions. Maximus may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after Maximus fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three business days after Maximus receives OIG’s written denial of such request or the original due date, whichever is later. A “timely written request” is defined as a request in writing received by OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

C. Payment of Stipulated Penalties.

1.  Demand Letter. Upon a finding that Maximus has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify Maximus of: (a) Maximus’ failure to comply; and (b) OIG’s exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is referred to as the “Demand Letter”).

2.  Response to Demand Letter. Within 10 days after the receipt of the Demand Letter, Maximus shall either: (a) cure the breach to OIG’s satisfaction and pay the applicable Stipulated Penalties or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E. In the event Maximus elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Maximus cures, to OIG’s satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.

3.  Form of Payment. Payment of the Stipulated Penalties shall be made by certified or cashier’s check, payable to: “Secretary of the Department of Health and Human Services,” and submitted to OIG at the address set forth in Section VI.

4.  Independence from Material Breach Determination. Except as set forth in Section X.D. 1 .c, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG’s decision that Maximus has materially breached this CIA, which decision shall be made at OIG’s discretion and shall be governed by the provisions in Section X.D, below.

D. Exclusion for Material Breach of this CIA.

1. Definition of Material Breach. A material breach of this CIA means:

a.  a failure by Maximus to report a Reportable Event, take corrective action, and make the appropriate refunds, as required in Section III.H;

b.  a repeated or flagrant violation of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;

c.  a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C; or

d.  a failure to engage OAS in accordance with Section III.D.

2. Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by Maximus constitutes an independent basis for Maximus’ exclusion from participation in the Federal health care programs. Upon a determination by OIG that Maximus has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify Maximus of: (a) Maximus’ material breach; and (b) OIG’s intent to exercise its contractual right to impose exclusion (this notification is hereinafter referred to as the “Notice of Material Breach and Intent to Exclude”).

3. Opportunity to Cure. Maximus shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate to OIG’s satisfaction that:

a.  Maximus is in compliance with the obligations of the CIA cited by OIG as being the basis for the material breach;

b.  the alleged material breach has been cured; or

c.  the alleged material breach cannot be cured within the 30-day period, but that: (i) Maximus has begun to take action to cure the material breach; (ii) Maximus is pursuing such action with due diligence; and (iii) Maximus has provided to OIG a reasonable timetable for curing the material breach.

4. Exclusion Letter. If, at the conclusion of the 30-day period, Maximus fails to satisfy the requirements of Section X.D.3, OIG may exclude Maximus from participation in the Federal health care programs. OIG shall notify Maximus in writing of its determination to exclude Maximus (this letter shall be referred to hereinafter as the “Exclusion Letter”). Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of Maximus’ receipt of the Exclusion Letter. The exclusion shall have national effect and shall also apply to all other Federal procurement and nonprocurement programs. Reinstatement to program participation is not automatic. After the end of the period of exclusion, Maximus may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.

E. Dispute Resolution

1.  Review Rights. Upon OIG’s delivery to Maximus of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, Maximus shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, OIG’s determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board (DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2-1005.2 1. Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter.

2.  Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether Maximus was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance. Maximus shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties. If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders Maximus to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless Maximus requests review of the ALJ decision by the DAB. If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.

3.  Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be:

a.  whether Maximus was in material breach of this CIA;

b.  whether such breach was continuing on the date of the Exclusion Letter; and

c.  whether the alleged material breach could not have been cured within the 30-day period, but that: (i) Maximus had begun to take action to cure the material breach within that period; (ii) Maximus has pursued and is pursuing such action with due diligence; and (iii) Maximus provided to OIG within that period a reasonable timetable for curing the material breach and Maximus has followed the timetable.

For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for Maximus, only after a DAB decision in favor of OIG. Maximus’ election of its contractual right to appeal to the DAB shall not abrogate OIG’s authority to exclude Maximus upon the issuance of an ALJ’s decision in favor of OIG. If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that Maximus may request review of the ALJ decision by the DAB. If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision. Maximus shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB. If the DAB finds in favor of Maximus, Maximus shall be reinstated effective on the date of the original exclusion.

4.  Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this CIA.

XI.           EFFECTIVE AND BINDING AGREEMENT

Maximus and OIG agree as follows:

A.  This CIA shall be binding on the successors, assigns, and transferees of Maximus;

B.   This CIA shall become final and binding on the date the final signature is obtained on the CIA;

C.   This CIA constitutes the complete agreement between the parties and may not be amended except by written consent of the parties to this CIA;

D.   OIG may agree to a suspension of Maximus’ obligations under the CIA in the event of Maximus’ cessation of participation in Federal health care programs. If Maximus withdraws from participation in Federal health care programs and is relieved of its CIA obligations by OIG, Maximus shall notify OIG at least 30 days in advance of Maximus’ intent to reapply as a participating provider or supplier with any Federal health care program. Upon receipt of such notification, OIG shall evaluate whether the CIA should be reactivated or modified.

E.   The undersigned Maximus signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatory represents that he is signing this CIA in his official capacity and that he is authorized to execute this CIA.

F.    This CIA may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same CIA. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this CIA.

ON BEHALF OF MAXIMUS

/s/ DAVID R. FRANCIS	July 20, 2007
DAVID R. FRANCIS General Counsel and Secretary MAXIMUS, Inc.	DATE

ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL
OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

/s/ GREGORY E. DEMSKE	7/20/07
GREGORY E. DEMSKE Assistant Inspector General for Legal Affairs Office of Inspector General U.S. Department of Health and Human Services	DATE